Exhibit 99.1

February 12, 2025

SiteOne Landscape Supply Announces Fourth Quarter and Full Year 2024 Earnings

Fourth Quarter 2024 Highlights (Compared to Fourth Quarter 2023):

•	Net sales increased 5% to $1.01 billion
•	Organic Daily Sales increased 1%
•	Gross profit increased 3% to $337.6 million; gross margin decreased 50 basis points to 33.3%
•	SG&A as a percentage of Net sales increased 150 basis points to 36.0%
•	Net loss attributable to SiteOne of $21.7 million
•	Adjusted EBITDA[1] decreased 20% to $31.8 million; Adjusted EBITDA margin was 3.1%
•	Cash provided by operating activities increased $11.8 million to $119.4 million
•	Repurchased $30.0 million of shares under the share repurchase authorization
•	Closed two acquisitions: Custom Stone and OakStreet Wholesale Nursery

Full Year 2024 Highlights (Compared to Full Year 2023):

•	Net sales increased 6% to $4.54 billion
•	Organic Daily Sales decreased 1%
•	Gross profit increased 5% to $1.56 billion; gross margin decreased 30 basis points to 34.4%
•	SG&A as a percentage of Net sales increased 130 basis points to 30.5%
•	Net income attributable to SiteOne decreased 29% to $123.6 million
•	Adjusted EBITDA[1] decreased 8% to $378.2 million; Adjusted EBITDA margin was 8.3%
•	Repurchased $51.6 million of shares under the share repurchase authorization
•	Closed seven acquisitions during the year with approximately $200 million in trailing twelve months Net sales
•	Refinanced and extended the maturity of term loan
•	Net debt to Adjusted EBITDA at year-end was 1.1x, compared to 0.9x at year-end 2023

Post Quarter Highlights

•	Closed one acquisition: Pacific Nurseries

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its fourth quarter (“Fourth Quarter 2024”) and full fiscal year ended December 29, 2024 (“Fiscal 2024”).

“We were pleased to finish a challenging year in 2024 on a more positive note, achieving 1% Organic Daily Sales growth in the fourth quarter against the headwind of 3% deflation. Throughout the year, we made significant progress on our strategic initiatives and acquisition integrations, which positions us well for positive sales growth, SG&A leverage, and EBITDA margin expansion in 2025,” said Doug Black, SiteOne’s Chairman and CEO. “While commodity price deflation remains a near-term headwind, we are seeing conditions normalize with price increases coming through in the non-commodity products. With steady demand across our end markets, we anticipate a more balanced operating environment in 2025. Accordingly, with the benefit of our commercial and operational initiatives creating significant value for our customers and suppliers, combined with our leading market position and robust acquisition pipeline, we expect to deliver solid performance and growth and strong long-term value for our shareholders.”

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Fourth Quarter 2024 Results

Net sales for the Fourth Quarter 2024 increased to $1.01 billion, or 5%, compared to $965.0 million for the prior-year period. Organic Daily Sales increased 1% compared to the prior-year period driven by higher volume, partially offset by lower pricing due to commodity product deflation. Acquisitions contributed $43.0 million, or 4%, to Net sales growth for the quarter.

Gross profit increased 3% to $337.6 million for the Fourth Quarter 2024 compared to $326.6 million for the prior-year period. Gross margin decreased 50 basis points to 33.3%, due to higher freight expense, customer discounts, and a negative impact from acquisitions.

Selling, general and administrative expenses (“SG&A”) for the Fourth Quarter 2024 increased to $364.5 million from $332.8 million for the prior-year period. SG&A as a percentage of Net sales increased 150 basis points to 36.0% primarily due to the impact of acquisitions, and branch consolidations and closures.

Net loss attributable to SiteOne for the Fourth Quarter 2024 was $21.7 million, compared to a Net loss of $3.4 million for the same period in the prior year due to lower gross margin and higher SG&A expense.

Adjusted EBITDA1 for the Fourth Quarter 2024 decreased 20% to $31.8 million, compared to $39.9 million for the prior-year period. Adjusted EBITDA margin contracted 100 basis points to 3.1%.

Fiscal 2024 Results

Net sales for Fiscal 2024 increased to $4.54 billion, or 6%, compared to $4.30 billion for the fiscal year ended December 31, 2023 (“Fiscal 2023”). Organic Daily Sales for Fiscal 2024 decreased 1% compared to Fiscal 2023 due to commodity price deflation offsetting volume growth. Acquisitions contributed $286.0 million, or 7%, to Net sales growth for Fiscal 2024.

Gross profit for Fiscal 2024 increased to $1.56 billion, up 5% compared to $1.49 billion for the prior year. Gross margin for the year decreased by 30 basis points to 34.4% compared to 34.7% in Fiscal 2023. The decrease in gross margin reflects lower price realization, partially offset by the positive impact of acquisitions.

SG&A for Fiscal 2024 increased to $1.39 billion from $1.26 billion in Fiscal 2023. SG&A as a percentage of Net sales increased by 130 basis points to 30.5% compared to the prior year primarily due to the impact of acquisitions with higher operating costs. SG&A for the Base Business in Fiscal 2024 was flat compared to the prior year.

Our effective tax rate for Fiscal 2024 was 22.4% compared to 22.3% for Fiscal 2023. We currently expect our 2025 effective tax rate will be between 25.0% and 26.0%, excluding discrete items such as excess tax benefits.

Net income attributable to SiteOne for Fiscal 2024 decreased to $123.6 million, or 29%, compared to $173.4 million for Fiscal 2023. The decrease in Net income for the year primarily reflects the negative impact of deflation and lower price realization.

For the year, Adjusted EBITDA1 decreased 8% to $378.2 million, compared to $410.7 million in Fiscal 2023. Adjusted EBITDA margin contracted 120 basis points to 8.3%, compared to Fiscal 2023.

Cash provided by operating activities decreased $14.1 million to $283.4 million in Fiscal 2024 compared to $297.5 million in Fiscal 2023, primarily due to the decrease in Net income.

1.	Adjusted EBITDA includes contribution from non-controlling interest of $0.8 million and $2.5 million for the Fourth Quarter 2024 and Fiscal 2024, respectively.

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Balance Sheet and Liquidity

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash equivalents on our balance sheet as of December 29, 2024, was $411.7 million compared to $382.0 million as of December 31, 2023. Net debt to Adjusted EBITDA1 for the last twelve months was 1.1 times compared to 0.9 times at the end of the prior fiscal year.

As of December 29, 2024, Cash and cash equivalents was $107.1 million and available capacity under the ABL Facility was $581.2 million.

Outlook

“As we enter 2025, there is much uncertainty with interest rates, potential tariffs, and labor supply that could affect our markets. Against this backdrop, we expect commodity price deflation to continue moderating in 2025 with declines in products like PVC pipe mitigated by increases across our other products. Overall, we expect pricing to be flat to slightly down for the full year 2025,” Doug Black continued. “In terms of end markets, we expect overall demand to be flat to slightly up with modest growth in maintenance and resilient demand in repair and upgrade, new residential, and new commercial construction. With the benefit of our commercial initiatives, we expect sales volume to more than offset price deflation, yielding low single-digit Organic Daily Sales growth for the full year. With the strong actions taken in 2024 to reduce cost combined with our continued operational initiatives, ongoing SG&A management, and contributions from acquisitions, we expect to increase Adjusted EBITDA margin in 2025."

Given these trends, we expect our Adjusted EBITDA to be in the range of $400 million to $430 million. Our guidance does not include any contributions from unannounced acquisitions.

Reconciliation for the forward-looking full-year 2025 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, February 12, 2025, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call can also be accessed by dialing 877-704-4453 (domestic) or 201-389-0920 (international), or by clicking on this link for instant telephone access to the call. A telephonic replay will be available approximately two hours after the call by dialing 844-512-2921, or for international callers, 412-317-6671. The passcode for the replay it is 13750904. The replay will be available until 11:59 p.m. (ET) on February 26, 2025.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. (NYSE: SITE), is the largest and only national full product line wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-270-7011

investors@siteone.com

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Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2025 Adjusted EBITDA outlook and our share repurchase program. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; general business, financial market, and economic conditions; severe weather and climate conditions; seasonality of our business and its impact on demand for our products; prices for the products we purchase may fluctuate; market variables, including inflation and elevated interest rates for prolonged periods; increases in operating costs; climate, environmental, health and safety laws and regulations; hazardous materials and related materials; laws and government regulations applicable to our business that could negatively impact demand for our products; public perceptions that our products and services are not environmentally friendly or that our practices are not sustainable; competitive industry pressures, including competition for our talent base; supply chain disruptions, product or labor shortages, and the loss of key suppliers; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks, including increased competition for acquisitions; risks associated with our large labor force and our customers’ labor force and labor market disruptions; retention of key personnel; construction defect and product liability claims; impairment of goodwill; adverse credit and financial markets events and conditions; inefficient or ineffective allocation of capital; credit sale risks; performance of individual branches; cybersecurity incidents involving our systems or third-party systems; failure or malfunctions in our information technology systems; security of personal information about our customers; intellectual property and other proprietary rights; unanticipated changes in our tax provisions; threats from terrorism, violence, uncertain political conditions, and geopolitical conflicts such as the ongoing conflict between Russia and Ukraine, the conflict in the Gaza Strip, and unrest in the Middle East; risks related to our current indebtedness and our ability to obtain financing in the future; financial institution disruptions; risks related to our common stock; and other risks, as described in Item 1A, “Risk Factors”, and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as may be updated by subsequent filings under the Securities Exchange Act of 1934, as amended, including Forms 10-Q and 8-K.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents Net income (loss) plus the sum of income tax expense (benefit), interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted for stock-based compensation expense, (gain) loss on sale of assets and termination of finance leases not in the ordinary course of business, financing fees, as well as other fees and expenses related to acquisitions, and other non-recurring (income) loss. Adjusted EBITDA includes Adjusted EBITDA attributable to non-controlling interest. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under U.S. GAAP and should not be considered as an alternative to Net income, operating income or any other performance measures derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of Net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. Base Business is defined as SiteOne operations excluding acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the fiscal year. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays, and holidays, that SiteOne branches are open during the relevant reporting period.

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SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

Assets	December 29, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$107.1	$82.5
Accounts receivable, net of allowance for doubtful accounts of $26.9 and $27.3, respectively	547.1	490.6
Inventory, net	827.2	771.2
Income tax receivable	12.3	—
Prepaid expenses and other current assets	55.9	61.0
Total current assets	1,549.6	1,405.3

Property and equipment, net	292.1	249.4
Operating lease right-of-use assets, net	415.3	388.9
Goodwill	518.1	485.5
Intangible assets, net	261.0	280.8
Deferred tax assets	18.5	5.3
Other assets	16.2	13.7
Total assets	$3,070.8	$2,828.9

Liabilities, Redeemable Non-controlling Interest, and Stockholders' Equity
Current liabilities:
Accounts payable	$315.5	$270.8
Current portion of finance leases	29.7	21.8
Current portion of operating leases	90.2	83.6
Accrued compensation	70.9	74.2
Long-term debt, current portion	4.3	5.3
Income tax payable	—	8.0
Accrued liabilities	130.2	114.6
Total current liabilities	640.8	578.3

Other long-term liabilities	11.0	11.5
Finance leases, less current portion	100.9	69.8
Operating leases, less current portion	342.3	313.3
Deferred tax liabilities	—	2.3
Long-term debt, less current portion	383.9	367.6
Total liabilities	1,478.9	1,342.8

Commitments and contingencies

Redeemable non-controlling interest	19.4	—

Stockholders’ equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 45,601,760 and 45,404,091 shares issued, and 44,913,296 and 45,082,070 shares outstanding at December 29, 2024 and December 31, 2023, respectively	0.5	0.5
Additional paid-in capital	626.5	601.8
Retained earnings	1,039.9	916.3
Accumulated other comprehensive income (loss)	(6.1)	4.2
Treasury stock, at cost, 688,464 and 322,021 shares at December 29, 2024 and December 31, 2023, respectively	(88.3)	(36.7)
Total stockholders’ equity	1,572.5	1,486.1
Total liabilities, redeemable non-controlling interest, and stockholders’ equity	$3,070.8	$2,828.9

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SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations (Unaudited)

(In millions, except share and per share data)

	For the Quarter		For the Year
	September 30, 2024 to December 29, 2024	October 2, 2023 to December 31, 2023	January 1, 2024 to December 29, 2024	January 2, 2023 to December 31, 2023
Net sales	$1,013.1	$965.0	$4,540.6	$4,301.2
Cost of goods sold	675.5	638.4	2,980.5	2,810.0
Gross profit	337.6	326.6	1,560.1	1,491.2

Selling, general and administrative expenses	364.5	332.8	1,385.1	1,256.6
Other income	2.0	4.3	17.3	15.7
Operating income (loss)	(24.9)	(1.9)	192.3	250.3

Interest and other non-operating expenses, net	6.7	6.5	31.9	27.1
Income (loss) before taxes	(31.6)	(8.4)	160.4	223.2
Income tax expense (benefit)	(10.1)	(5.0)	36.0	49.8
Net income (loss)	(21.5)	(3.4)	124.4	173.4

Less: Net income attributable to non-controlling interest	0.2	—	0.8	—

Net income (loss) attributable to SiteOne	$(21.7)	$(3.4)	$123.6	$173.4

Net income (loss) per common share:
Basic	$(0.48)	$(0.08)	$2.73	$3.84
Diluted	$(0.48)	$(0.08)	$2.71	$3.80
Weighted average number of common shares outstanding:
Basic	45,217,624	45,162,695	45,244,491	45,112,977
Diluted	45,217,624	45,162,695	45,635,077	45,686,268

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SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	For the year January 1, 2024 to December 29, 2024	For the year January 2, 2023 to December 31, 2023	For the year January 3, 2022 to January 1, 2023
Cash Flows from Operating Activities:
Net income	$124.4	$173.4	$245.4
Adjustments to reconcile Net income to net cash provided by operating activities:
Amortization of finance lease right-of-use assets and depreciation	75.3	64.1	51.6
Stock-based compensation	25.0	25.7	18.3
Amortization of software and intangible assets	63.7	63.6	52.2
Amortization of debt related costs	1.3	1.2	1.1
Loss on extinguishment of debt	1.8	—	0.6
(Gain) loss on sale of equipment	0.5	(0.5)	(0.8)
Deferred income taxes	(11.0)	(14.5)	(5.2)
Other	0.9	(5.6)	2.3
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(41.6)	(17.4)	(44.6)
Inventory	19.0	38.1	(99.3)
Income tax receivable	(11.2)	10.9	(7.6)
Prepaid expenses and other assets	2.1	(4.3)	3.5
Accounts payable	29.7	(35.1)	8.9
Income tax payable	(8.0)	7.9	—
Accrued expenses and other liabilities	11.5	(10.0)	(9.2)
Net Cash Provided By Operating Activities	$283.4	$297.5	$217.2

Cash Flows from Investing Activities:
Purchases of property and equipment	(40.5)	(32.1)	(27.1)
Purchases of intangible assets	(4.3)	(3.9)	(14.6)
Acquisitions, net of cash acquired	(138.2)	(192.7)	(244.9)
Proceeds from the sale of property and equipment	5.9	2.7	2.2
Net Cash Used In Investing Activities	$(177.1)	$(226.0)	$(284.4)

Cash Flows from Financing Activities:
Equity proceeds from common stock	5.6	5.2	3.6
Repurchases of common shares	(51.3)	(12.0)	(24.4)
Borrowings under term loan	220.1	120.0	—
Repayments under term loan	(197.0)	(3.2)	(2.6)
Borrowings on asset-based credit facilities	381.9	434.3	732.8
Repayments on asset-based credit facilities	(398.3)	(526.8)	(632.8)
Payments of debt issuance costs	(2.2)	(1.8)	(2.3)
Payments on finance lease obligations	(26.7)	(18.5)	(12.6)
Payments of acquisition related contingent obligations	(5.6)	(8.0)	(10.0)
Other financing activities	(7.4)	(7.5)	(8.3)
Net Cash (Used In) Provided By Financing Activities	$(80.9)	$(18.3)	$43.4

Effect of exchange rate on cash	(0.8)	0.2	(0.8)
Net Change In Cash	24.6	53.4	(24.6)

Cash and cash equivalents:
Beginning	82.5	29.1	53.7
Ending	$107.1	$82.5	$29.1

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$29.8	$26.8	$15.5
Cash paid during the year for income taxes	$57.6	$46.0	$82.1

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SiteOne Landscape Supply, Inc.

Adjusted EBITDA to Net Income Reconciliation (Unaudited)

(In millions)

The following table presents a reconciliation of Adjusted EBITDA to Net income (loss):

	2024 Fiscal Year					2023 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net income (loss)	$124.4	$(21.5)	$44.6	$120.6	$(19.3)	$173.4	$(3.4)	$57.3	$124.0	$(4.5)
Income tax expense (benefit)	36.0	(10.1)	15.8	40.0	(9.7)	49.8	(5.0)	17.5	40.0	(2.7)
Interest expense, net	31.9	6.7	9.5	9.0	6.7	27.1	6.5	6.4	7.3	6.9
Depreciation & amortization	139.0	35.6	35.9	34.6	32.9	127.7	34.6	31.3	31.0	30.8
EBITDA	331.3	10.7	105.8	204.2	10.6	378.0	32.7	112.5	202.3	30.5
Stock-based compensation(a)	25.0	5.5	5.2	3.8	10.5	25.7	5.0	5.0	7.1	8.6
(Gain) loss on sale of assets(b)	0.5	1.5	0.3	(0.3)	(1.0)	(0.5)	(0.1)	(0.2)	0.2	(0.4)
Financing fees(c)	0.5	—	0.5	—	—	0.5	—	0.4	0.1	—
Acquisitions and other adjustments(d)	20.9	14.1	3.0	2.8	1.0	7.0	2.3	2.1	1.5	1.1
Adjusted EBITDA(e)	$378.2	$31.8	$114.8	$210.5	$21.1	$410.7	$39.9	$119.8	$211.2	$39.8

(a)	Represents stock-based compensation expense recorded during the period.

(b)	Represents any gain or loss associated with the sale of assets and termination of finance leases not in the ordinary course of business.

(c)	Represents fees associated with our debt refinancing and debt amendments.

(d)	Represents professional fees and settlement of litigation, performance bonuses, and retention and severance payments related to historical acquisitions. Also included is the cost of inventory that was stepped up to fair value during the second quarter of 2024 related to the purchase accounting of Devil Mountain and charges during the fourth quarter of 2024 for consolidating or closing certain Pioneer locations. We cannot predict the timing or amount of any such fees or payments. These amounts are recorded in Cost of goods sold and Selling, general and administrative expenses in the Consolidated Statements of Operations.

(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented. Adjusted EBITDA includes Adjusted EBITDA attributable to non-controlling interest of $2.5 million for the 2024 Fiscal Year, and $0.8 million, $0.8 million, and $0.9 million for the fourth, third, and second quarter of 2024, respectively.

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SiteOne Landscape Supply, Inc.

2024 Organic Daily Sales to Net Sales Reconciliation

(In millions, except Selling Days; unaudited)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

	2024 Fiscal Year					2023 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net sales	$4,540.6	$1,013.1	$1,208.8	$1,413.9	$904.8	$4,301.2	$965.0	$1,145.1	$1,353.7	$837.4
Organic sales(a)	4,134.1	912.3	1,089.6	1,291.5	840.7	4,180.7	907.2	1,103.2	1,334.5	835.8
Acquisition contribution(b)	406.5	100.8	119.2	122.4	64.1	120.5	57.8	41.9	19.2	1.6
Selling Days	252	61	63	64	64	252	61	63	64	64
Organic Daily Sales	$16.4	$15.0	$17.3	$20.2	$13.1	$16.6	$14.9	$17.5	$20.9	$13.1

(a)	Organic sales equal Net sales less Net sales from branches acquired in 2024 and 2023.

(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2024 Fiscal Year. Includes Net sales from branches acquired in 2024 and 2023.

SiteOne Landscape Supply, Inc.

2025 Organic Daily Sales to Net Sales Reconciliation

(In millions, except Selling Days; unaudited)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

	2025 Fiscal Year					2024 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net sales	--	--	--	--	--	$4,540.6	$1,013.1	$1,208.8	$1,413.9	$904.8
Organic sales(a)	--	--	--	--	--	4,430.8	971.9	1,166.9	1,387.2	904.8
Acquisition contribution(b)	--	--	--	--	--	109.8	41.2	41.9	26.7	--
Selling Days	252	61	63	64	64	252	61	63	64	64
Organic Daily Sales	--	--	--	--	--	$17.6	$15.9	$18.5	$21.7	$14.1

(a)	Organic sales equal Net sales less Net sales from branches acquired in 2025 and 2024.

(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2025 Fiscal Year. Includes Net sales from branches acquired in 2025 and 2024.

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